Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Appoints Daniel J. Rinkenberger Senior Vice President
and Chief Financial Officer
FOOTHILL RANCH, Calif. — April 16, 2008 — Kaiser Aluminum (NASDAQ:KALU) today announced the appointment of Daniel J. Rinkenberger to the position of senior vice president and chief financial officer (CFO). Rinkenberger replaces Joseph P. Bellino, who has left the company to pursue other interests.
“Dan is a seasoned financial executive who has made significant contributions to the company throughout his career,” said Jack A. Hockema, president, chairman and CEO of Kaiser Aluminum. “He has deep knowledge of Kaiser Aluminum’s business and has been a key player in all of our significant business decisions for the past decade. He is the ideal person to lead this critical function.
“With Joe’s departure, we are fortunate to have Dan ready to step in immediately,” added Hockema. “Joe joined the company at a critical time and played a key role in strengthening the quality and depth of our financial organization. We wish Joe all the best in his future endeavors.”
Prior to assuming the CFO position, Rinkenberger served in a variety of financial roles with Kaiser Aluminum. He joined the company in 1991, became assistant treasurer in 1995, and was elected to the position of vice president and treasurer in January 2005. Between 1997 and 2002, he served in the fabricated products business unit in various financial and business planning functions. From 2002 to 2005, Rinkenberger served as the company’s vice president — economic analysis and planning. He holds a Master of Business Administration degree in Finance from the University of Chicago and a Bachelor of Education degree from Illinois State University.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The company’s 11 plants in North America annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
F-1091
Certain statements in this release relate to future events and expectations and, as a result, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) the effectiveness of management’s strategies and decisions; (b) adverse changes in economic or aluminum industry conditions generally; (c) adverse changes in the markets served by the company, including the aerospace, defense, general engineering, automotive, distribution and other markets; (d) the company’s inability to achieve the level of cash generation, margin improvements, cost savings, or earnings or revenue growth anticipated by management; (e) the impact of the company’s future earnings, financial condition, capital requirements and other factors on its ability to pay future dividends and any decision by the company’s board of directors in that regard; and (f) the other risk factors summarized in the company’s Form 10-K for the year ended December 31, 2007 and other reports filed with the Securities and Exchange Commission.
Investor Relations Contact:
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(213) 489-8271